P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON OUTLINES STRATEGY TO SERVE
MERCURY REMOVAL MARKET

PITTSBURGH, PA - July 26, 2007 - Calgon Carbon Corporation (NYSE: CCC) announced today that it has decided not to pursue a long-term relationship with ADA-ES, Inc. (ADA-ES) to jointly supply products to the electric power industry for the removal of mercury from coal-fired power plant flue gas. Pursuant to the terms of a Memorandum of Understanding, ADA-ES and Calgon Carbon agreed to conduct joint marketing activities exclusively. This exclusivity period ends effective August 24, 2007. Thereafter the parties will pursue the market independently.

Calgon Carbon also announced that it has initiated engineering and permitting activities to enable the re-start of an idle production line by 2009 at its Big Sandy activated carbon manufacturing facility. By year-end 2007, management intends to request approval from Calgon Carbon’s board of directors to complete the project. When re-started, the line would produce approximately 70 million pounds per year of FLUEPAC® powdered activated carbons to meet anticipated demand for FLUEPAC® from the electric power industry.

This demand is being driven by the first phase of the Clean Air Mercury Rule (CAMR). The CAMR, promulgated by the U.S. Environmental Protection Agency in 2005, requires a 30% reduction in mercury emissions from power plants by 2010 and a 70% reduction in mercury emissions by 2018.

In anticipation of power companies’ increased commitment to the use of FLUEPAC®, Calgon Carbon is evaluating strategies to ensure that the needs of the power industry are met rapidly and in the most cost-effective manner. Options include converting existing granular production to powder and expanding capacity at the company’s Pearl River, Mississippi manufacturing facility.

The company’s strategy will include continued investment in research and development efforts to improve the performance and effectiveness of its activated carbon products for the mercury removal market.

Commenting on the announcement, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Calgon Carbon is committed to being a leader in the emerging mercury removal market -- technologically and commercially. Our company has been a long-term industry leader in the manufacture and supply of activated carbon, the development of new carbons and new applications, and the design and building of activated carbon manufacturing facilities. Because of this extensive experience, Calgon Carbon is uniquely qualified to provide electric utilities with high performance, low-cost products in the quantities they need when they need them.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy, plans, expected demand for powdered activated carbon products and other similar products, the suitability of the company’s products for use in the control of mercury emissions, and expected performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from expected performance.

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For more information, contact Gail Gerono at 412 787-6795.